Exhibit 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 8 OF THIS WARRANT.

ADAPTIVE INSIGHTS, INC.

WARRANT

THIS CERTIFIES THAT, for value received and subject to the provisions and upon the terms and conditions set forth in this Warrant, SILVER LAKE WATERMAN FUND, L.P. and its assignees are entitled to subscribe for and purchase the Applicable Number of Shares of Applicable Stock of ADAPTIVE INSIGHTS, INC., a Delaware corporation (the “Company”), at a price per share equal to the Exercise Price.

1. DEFINITIONS. As used herein, capitalized terms not otherwise defined herein shall have the following respective meanings:

(a) “Acquisition” means any transaction or series of related transactions involving (i) any consolidation or merger of the Company with another entity (other than a merger or consolidation effected exclusively to change the Company’s domicile) or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization, or (ii) the sale of all or substantially all of the assets of the Company.

(b) “Act” means the Securities Act of 1933, as amended.

(c) “Additional Loan” has the meaning given to it in the Loan Agreement.

(d) “Applicable Number of Shares” means (i) 894,328, plus (ii) if the Additional Loan is funded under the Loan Agreement, an amount equal to the product of (A) the principal amount of such Additional Loan funded by Holder divided by $10,000,000 and (B) that number of shares of Applicable Stock necessary to provide the Holder with Applicable Stock equaling 0.2% of the ownership (on a Fully Diluted Basis) of the Company on the date of such Additional Loan.

(e) “Applicable Stock” means (i) (A) initially the Company’s Common Stock, or (B) if a Qualified Financing occurs (including any successive Qualified Financing), if so elected by the Holder, the Future Round Securities, provided that (1) once the Holder has made such election, such election shall be irreversible, (2) the Holder shall become a party to and agree to be subject to and bound by the terms and provisions of voting agreements, investors’ rights agreements, right of first refusal and co-sale agreements and other similar agreements which are entered into by the holders of such Future Round Securities, as reasonably requested by the Company, and (3) the Holder may make only one such election, which election may be made at any time during the term of this Warrant, (ii) after the conversion of all of the outstanding shares of Future Round Securities into Common Stock, either automatically or by vote of the requisite holders thereof, the Company’s Common Stock, (iii) if Pay to Play Provisions are applied to the securities issuable on exercise of this Warrant, the security that a holder of such securities would have received had such holder participated in the manner necessary to receive or retain the security having the rights more favorable to the holder, or (iv) upon any conversion, exchange, reclassification or change, any security into which the securities described in clauses (i), (ii) or (iii) of this definition may be converted, exchanged, reclassified or otherwise changed.

(f) “Charter” has the meaning set forth in Section 5(e) of this Warrant.

(g) “Common Stock” means the Common Stock of the Company.

(h) “Common Stock Equivalents” means, (i) with respect to any Convertible Security, the number of shares of Common Stock that would result from full conversion, exercise or exchange of a Convertible Security in one or more steps, and (ii) with respect to a Unit, the number of shares of Common Stock resulting after aggregating all Common Stock and Common Stock Equivalents underlying Convertible Securities which are contained within a Unit.

(i) “Common Exercise Price” means the lesser of (i) $1.25 and (ii) the lowest value of a share of the Company’s Common Stock as determined by any future Section 409(A) valuation by an independent third party valuation firm that is completed after the Date of Grant and approved by the Company’s board of directors or a compensation committee thereof.

(j) “Convertible Security” means (i) any stock or securities directly or indirectly convertible into or exchangeable for Common Stock, including any promissory note convertible into securities and (ii) any rights, warrants or options to subscribe for or purchase Common Stock or stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

(k) “Date of Grant” means June 2, 2017.

(l) “Effective Price Per Share of Common Stock” means a price per share equal to (i) the sum of (A) the aggregate price paid for the issuance or sale of all Convertible Securities or Units in the transaction plus (B) the aggregate exercise price payable upon the exercise of all warrants to subscribe for or purchase stock at an exercise price below the fair market value per share of such stock (measured at the time of issuance of the warrant) that are or may become issuable in the transaction, divided by (ii) the sum of (A) the aggregate number of shares of Common Stock and Common Stock Equivalents underlying such Securities that have been sold or issued or that may become issuable in the transaction plus (B) the number of additional shares of Common Stock or Common Stock Equivalents that become issuable for no or nominal additional consideration in connection with the transaction in which such Convertible Securities or Units are sold due to adjustments in rates of conversion of Convertible Securities or otherwise, including extraordinary issuances of securities to employees, directors or consultants in connection with the transaction.

(m) “Exercise Price” means, as to any share of Applicable Stock, the Common Exercise Price, as it may be adjusted from time to time pursuant to Section 5; provided, however, that, notwithstanding the foregoing, if the Holder elects for this Warrant to be exercisable for Future Round Securities, then the Exercise Price shall be the Future Round Price, as it may be adjusted from time to time pursuant to Section 5.

2.

(n) “Fully Diluted Basis” means at any date of determination, treating all shares of Common Stock, Common Stock Equivalents and any reserved but unissued options to purchase Common Stock or Common Stock Equivalents of the Company under the Company’s option pool as being outstanding as shares of Common Stock.

(o) “Future Round Price” means the lowest Effective Price Per Share of Common Stock at which Securities are sold in the Company’s applicable Qualified Financing after the Date of Grant.

(p) “Future Round Securities” means Securities sold in any Qualified Financing, or if such Qualified Financing is the sale of convertible promissory notes, the Securities that would be issued upon conversion of such promissory notes (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants).

(q) “Holder” means the initial holder of this Warrant set forth in the first paragraph of this Warrant and any other person or entity which becomes a holder of this Warrant pursuant to the terms of this Warrant.

(r) “IPO” means the initial public offering of the Company’s Common Stock effected pursuant to a registration statement on Form S-1 (or its successor) filed under the Act.

(s) “Loan Agreement” means the Loan and Security Agreement, dated as of the Date of Grant, among the Company, Silver Lake Waterman Fund, L.P., as Agent and the lenders party thereto.

(t) “Marketable Securities” means shares of a publicly traded company listed on a national securities exchange, inter-dealer quotation system or over-the-counter market that are freely tradable without restrictions, except for those of Rule 144 or 145 promulgated under the Act.

(u) “Pay to Play Provisions” means (i) provisions that require the holder of a security to participate in a subsequent round of equity financing or lose all or a portion of the benefit of antidilution protection applicable to a security or have such security automatically convert to common stock or another series of capital stock, or (ii) an exchange transaction having the same or similar economic effect.

(v) “Qualified Financing” means, prior to the Company’s IPO, any sales of Securities of the Company to purchasers in any financing after the Date of Grant for the principal purpose of raising capital in an aggregate gross cash proceeds amount not less than $20,000,000 in one transaction or a series of related transactions. For the sake of clarity, the Company’s IPO shall not constitute a Qualified Financing.

(w) “Securities” means Common Stock, Convertible Securities or Units.

(x) “Shares” means the shares of Applicable Stock of Company issuable upon exercise of this Warrant.

(y) “Units” means any combination of Common Stock and Convertible Securities issued by Company sold together as a single unit.

3.

2. TERM. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Date of Grant through the tenth anniversary of the Date of Grant.

Notwithstanding the foregoing, in the event of an Acquisition where the consideration received by holders of Applicable Stock in such Acquisition is all cash or all Marketable Securities, or a combination of cash and Marketable Securities, then this Warrant (i) to the extent the cash consideration per share of Applicable Stock exceeds the Exercise Price, shall be deemed exercised in accordance with the provisions of Section 3(b) immediately prior to the closing of the Acquisition, or (ii) to the extent the cash consideration per share of Applicable Stock does not exceed the Exercise Price, shall terminate.

3. METHOD OF EXERCISE; PAYMENT; ISSUANCE OF NEW WARRANT; NET ISSUANCE.

(a) Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by the Holder, in whole or in part and from time to time, at the election of the Holder, by (a) the delivery of the notice of exercise substantially in the form attached hereto as EXHIBIT A-1, duly completed and executed, at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company of an amount equal to the then applicable Exercise Price multiplied by the number of Shares then being purchased; (b) if in connection with a registered public offering of the Company’s securities, the delivery of the notice of exercise form attached hereto as Exhibit A-2, duly completed and executed, at the principal office of the Company together with notice of arrangements reasonably satisfactory to the Company for payment to the Company from the proceeds of the sale of shares to be sold by the Holder in such public offering of an amount equal to the then applicable Exercise Price per share multiplied by the number of Shares then being purchased; or (c) exercise of the “net issuance” right provided for in Section 3(b) hereof. The person or persons in whose name(s) Shares shall be registered upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of this Warrant, certificates for the shares of stock so purchased shall be delivered to the Holder as soon as possible and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder (subject to delivery of the old Warrant to the Company) as soon as possible and in any event within such thirty-day period; provided, however, that at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, if requested by the Holder, the Company shall cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this Warrant to, or credit the securities account of, a broker or other person (as directed by the Holder exercising this Warrant) within the time period required to settle any trade made by the Holder after exercise of this Warrant.

(b) Right to Convert Warrant into Stock: Net Issuance.

(i) Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into shares of Applicable Stock as provided in this Section 3(b) at any time or from time to time during the term of this Warrant. Upon exercise of the

4.

Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of shares of fully paid and nonassessable Applicable Stock as is determined according to the following formula:

X =	B – A
Y

Where:	X =	the number of shares of Applicable Stock that shall be issued to Holder

	Y =	the fair market value of one share of Applicable Stock

	A =	the aggregate Exercise Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Conversion Right (i.e., the number of Converted Warrant Shares multiplied by the Exercise Price)

	B =	the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Converted Warrant Share)

(ii) Method of Exercise. The Conversion Right may be exercised by the Holder by the delivery by Holder of a written statement (which may be in the form of EXHIBIT A-1 or EXHIBIT A-2 hereto) specifying that the Holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 3(b)(i) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of the aforesaid written statement, or on such later date as is specified therein, and, at the election of the Holder, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a registration statement under the Act (a “Public Offering”).

(iii) Determination of Fair Market Value. For purposes of this Section 3(b), “fair market value” of a share of Applicable Stock (or Common Stock if the Applicable Stock has been automatically converted into Common Stock) as of a particular date (the “Determination Date”) shall mean:

(1) If the Conversion Right is exercised in connection with and contingent upon a Public Offering, and if the Company’s registration statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such Public Offering.

(2) If the Conversion Right is not exercised in connection with and contingent upon a Public Offering, then as follows:

(A) If regularly traded on a nationally recognized securities exchange, interdealer quotation system or over-the-counter market (not including any secondary market for securities of non-public companies), the fair market value of the Common Stock shall be deemed to be the closing price or last sale price of the

5.

Common Stock on the trading day immediately prior to the Determination Date, and the fair market value of the Applicable Stock shall be deemed to be such fair market value of the Common Stock multiplied (if the Applicable Stock is not then constituted as Common Stock) by the number of shares of Common Stock into which each share of Applicable Stock is then convertible; and

(B) If there is no liquid public market for the Common Stock, then fair market value shall be reasonably determined in good faith by the board of directors of the Company.

(iv) If closing prices or last sale prices are no longer reported by a securities exchange or other trading system, the closing price or last sale price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.

4. STOCK FULLY PAID; RESERVATION OF SHARES. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Applicable Stock to provide for the exercise of the rights represented by this Warrant and, while applicable, a sufficient number of shares of its Common Stock to provide for the conversion of the Applicable Stock into Common Stock.

5. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Corporate Events. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant and other than an Acquisition that results in the exercise or termination of this Warrant) (each, a “Corporate Event”), the Company, or such successor corporation, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Applicable Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such Corporate Event by a holder of the number of shares of Applicable Stock then purchasable under this Warrant. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this Section 5(a) shall similarly apply to successive Corporate Events.

6.

(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Applicable Stock, the Exercise Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Exercise Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Applicable Stock payable in Applicable Stock, then the Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Applicable Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Applicable Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Applicable Stock (except any distribution specifically provided for in Section 5(a) and Section 5(b)), then, in each such case, provision shall be made by the Company such that the Holder shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Applicable Stock (or Common Stock issuable upon conversion thereof) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d) Adjustment of Number of Shares. Upon each adjustment in the Exercise Price pursuant to Section 5(c) above, the number of Shares of Applicable Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

(e) Antidilution Rights. The other antidilution rights applicable to the Shares of Applicable Stock purchasable hereunder are set forth in the Company’s Certificate of Incorporation, as amended through the Date of Grant, a true and complete copy of which is attached hereto as EXHIBIT B (the “Charter”). The Company shall provide the Holder with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

6. NOTICE OF ADJUSTMENTS. Whenever the Exercise Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 5 hereof, the Company shall deliver to Holder a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Shares purchasable hereunder after giving effect to such adjustment. In addition, whenever the conversion price or conversion ratio of the Applicable Stock shall be adjusted, the Company shall deliver to Holder a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion price or ratio of the Applicable Stock after giving effect to such adjustment. Whenever the Exercise Price or the number of Shares purchasable hereunder shall be fixed according to a formula based upon the occurrence of an event or events subsequent to the Date of Grant, at the end of the period during which the event or events can occur, the Company shall deliver to Holder a certificate signed by its chief financial officer setting forth the Exercise Price and/or number of Shares purchasable hereunder, and, in reasonable detail, the calculation of the Exercise Price and/or such number of Shares.

7.

7. FRACTIONAL SHARES. No fractional shares of Applicable Stock will be issued in connection with any exercise or conversion hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value of the Applicable Stock on the date of exercise or conversion as reasonably determined in good faith by the Company’s Board of Directors.

8. COMPLIANCE WITH ACT; DISPOSITION OF WARRANT OR SHARES OF APPLICABLE STOCK.

(a) Compliance with Act. The Holder, by acceptance hereof, agrees that this Warrant, and the shares of Applicable Stock to be issued upon exercise hereof and any Common Stock issued upon conversion thereof are being acquired for investment and that the Holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Applicable Stock to be issued upon exercise hereof or any Common Stock issued upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state securities laws. Upon exercise of this Warrant, unless such exercise is registered under the Act and any applicable state securities laws or an exemption from such registration is available, the Holder shall confirm in writing that the shares of Applicable Stock so purchased (and any Common Stock issued upon conversion thereof) are being acquired for investment and not with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This Warrant and all shares of Applicable Stock issued upon exercise of this Warrant and all Common Stock issued upon conversion thereof (unless no longer required under applicable law) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 8 OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED, DIRECTLY OR INDIRECTLY.”

Said legend shall be removed by the Company, upon the request of the Holder, at such time as the restrictions on the transfer of the applicable security shall have terminated. In addition, in connection with the issuance of this Warrant, the Holder specifically represents to the Company by acceptance of this Warrant as follows:

(1) The Holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant. The Holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(2) The Holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.

8.

(3) The Holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. The Holder is aware of the provisions of Rule 144, promulgated under the Act.

(4) The Holder is experienced in evaluating and investing in companies engaged in businesses similar to that of Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning the Company, its business and services, its officers and its personnel; in making this investment it has relied upon information made available to it by the Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and it is able to bear the economic risk of that investment.

(5) The Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

(b) Disposition of Warrant or Shares. With respect to any offer, sale or other disposition of this Warrant or any shares of Applicable Stock acquired pursuant to the exercise of this Warrant, the Holder agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of counsel (if such sale or disposition is in connection with an Acquisition, such opinion shall be at the Company’s expense, and otherwise at the Holder’s expense), or other evidence, if reasonably satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or such shares of Applicable Stock or Common Stock and indicating whether or not under the Act certificates for this Warrant or such shares of Applicable Stock to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company, as promptly as practicable but no later than fifteen (15) days after receipt of the written notice, shall notify the Holder that the Holder may sell or otherwise dispose of this Warrant or such shares of Applicable Stock or Common Stock, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 8(b) that the opinion of counsel or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly with details thereof after such determination has been made. Notwithstanding the foregoing, this Warrant or such shares of Applicable Stock or Common Stock may, as to such federal laws, be offered, sold or otherwise disposed of (i) pursuant to an effective registration statement covering such securities or (ii) in accordance with Rule 144 or 144A under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 or 144A have been satisfied. Each certificate representing this Warrant or the shares of Applicable Stock thus transferred (except a transfer pursuant to an effective registration statement or Rule 144 or 144A) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the Holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Notwithstanding the foregoing, at all times prior to the Company’s IPO, Holder, without the Company’s prior written consent, shall not transfer, sell or assign this Warrant or any shares of Applicable Stock acquired pursuant to the exercise of this Warrant, to a direct competitor of the Company, except in connection with an Acquisition of the Company by such direct competitor.

9.

(c) Applicability of Restrictions. Neither any restrictions of any legend described in this Warrant nor the requirements of Section 8(b) above shall apply to any transfer without value of, or grant of a security interest without value in, this Warrant (or the Applicable Stock obtainable upon exercise thereof) or any part hereof (i) to a partner of the Holder if the Holder is a partnership or to a member of the Holder if the Holder is a limited liability company, (ii) to a partnership of which the Holder is a partner or to a limited liability company of which the Holder is a member, or (iii) to a single affiliate of the Holder if the Holder is a corporation, where, in each case, the transferee is an “accredited investor”; provided, however, in any such transfer, if applicable, the transferee shall on the Company’s request agree in writing to be bound by the terms of this Warrant as if an original holder hereof.

(d) Market Stand-off Agreement. The Holder agrees that the shares of Applicable Stock shall be subject to the “Market Stand-Off” provisions in Section 2.13 of that certain Amended and Restated Investor Rights Agreement dated as of June 22, 2015, as the same may be amended or restated from time to time or any applicable successor section thereof; provided, however, that such “Market Stand-Off” provisions shall terminate as to the undersigned if any of the Company’s officer, directors and holders of more than 1% of the Company’s Common Stock (as determined on an as-converted to Common Stock basis) that are subject to similar “Market Stand-Off” provisions have their obligations waived or are otherwise permitted to make sales of Securities of the Company in the subject transaction.

9. RIGHTS AS SHAREHOLDERS; INFORMATION. No Holder, as a holder of this Warrant, shall be entitled to vote or receive dividends or be deemed the holder of Applicable Stock for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, until this Warrant shall have been exercised or converted and the Shares purchasable upon the exercise or conversion hereof shall have become deliverable, as provided herein. Notwithstanding the foregoing, the Company will transmit to the Holder such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company of Applicable Stock that could be purchasable hereunder concurrently with the distribution thereof to such shareholders. In addition, the Company agrees to provide in a timely manner any information reasonably requested by the Holder to enable the Holder and its affiliates to comply with their accounting reporting requirements. Prior to the effective date of an IPO, Company will also provide Holder the following information:

(a) As soon as practicable (and in any event within thirty (30) days after the end of each quarter), unaudited financial statements for such quarter, certified by Company’s Chief Executive Officer or Chief Financial Officer to fairly present in all material respects the data reflected therein.

(b) As soon as practicable (and in any event within 270 days for fiscal year 2017, 180 days for fiscal year 2018, and ninety (90) days after the end of each subsequent fiscal year), audited financial statements for such year, setting forth in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an audit report and unqualified opinion of the independent certified public accountants of recognized national standing selected by Company.

10.

(c) No later than thirty (30) days before the start of Company’s fiscal year, financial projections for the next fiscal year approved by Company’s Board of Directors.

(d) Upon request by the Holder, the latest available Section 409A valuation report by an independent third party valuation firm.

(e) Upon request by the Holder, the latest available summary of the Company’s equity capital account showing share classes, number of shares outstanding in each share class, common stock equivalents for each class, stock incentive plan amounts, amounts paid per share for each share class and valuation as of the last round of financing.

10. ADDITIONAL RIGHTS.

(a) Notice of Transactions. The Company shall provide the Holder with at least ten (10) days’ written notice prior to closing thereof of the terms and conditions of any of the following transactions (to the extent the Company has notice thereof): (i) any Acquisition of the Company or any liquidation or winding up of the Company, (ii) any declaration of a dividend or distribution, whether in cash, property, stock, or other securities, and (iii) any offer for subscription or sale pro rata to the holders of the outstanding shares of Applicable Stock any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights) and (iv) any Qualified Financing.

(b) Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one share of the Applicable Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(b) above (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Applicable Stock upon such expiration shall be determined pursuant to Section 3(b). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 10(b), the Company agrees to promptly notify the Holder of the number of Shares, if any, the Holder is to receive by reason of such automatic exercise.

(c) Down Rounds. If, prior to an IPO, the Company conducts a private offering of equity securities of the Company with the principal purpose of raising capital after the original date of issuance of this Warrant at a price per share lower than the Exercise Price then in effect (such offering being referred to herein as a “Down Round”), the Company shall give the Holder the opportunity to purchase up to that number of shares of equity securities of the Company to be sold through the Down Round as will enable the Holder to own or acquire immediately after completion of the Down Round the same percentage of the equity securities of the Company (on a Fully Diluted Basis) as the Holder owned and/or had the right to purchase under this Warrant immediately prior to commencement of the Down Round offering. In this regard, the Company shall provide written notice to the Holder reasonably in advance of a proposed Down Round, which notice shall state, to the extent then known by the Company, the number and type of shares of equity securities proposed to be sold through the Down Round and the per share price, and shall establish a deadline, not less than 15 days after the giving of such notice, by which the Holder must deliver its written election to purchase shares in the Down Round. The per share price payable by the Holder in the Down Round shall be the same per share price payable by the lead investor in the Down Round. If the Company fails timely to afford the Holder the opportunity to participate in the Down Round in the foregoing manner, then the Holder shall be entitled to purchase under this Warrant (in addition to the securities previously purchasable upon exercise of this Warrant), the securities the Holder was entitled to purchase under this Section 10(c) at the price specified in this Section 10(c). The provisions of this Section 10(c) shall terminate upon the closing of an IPO.

11.

11. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Holder as follows:

(a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

(b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.

(c) The rights, preferences, privileges and restrictions granted to or imposed upon the Applicable Stock and the holders thereof are as set forth in the Charter.

(d) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Charter or by-laws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

(e) There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company in any court or before any governmental commission, board or authority which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.

(f) The number of shares of Common Stock of the Company outstanding on the date hereof, on a Fully Diluted Basis, does not exceed 177,971,238 shares.

12. MODIFICATION AND WAIVER. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

13. NOTICES. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant. Such notice, request, communication or other document may also be delivered by any other means of transmission so long as reasonable confirmation of receipt by the addressee is obtained.

12.

14. BINDING EFFECT ON SUCCESSORS. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Applicable Stock issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder.

15. LOST WARRANTS OR STOCK CERTIFICATES. The Company covenants to the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16. DESCRIPTIVE HEADINGS. The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

17. GOVERNING LAW. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

18. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties of the Company and the Holder contained herein shall survive the Date of Grant, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the Holder contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

19. REMEDIES. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the Holder (in the case of a breach by the Company), or the Company (in the case of a breach by the Holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

20. NO IMPAIRMENT OF RIGHTS. The Company will not, by amendment of its Charter or through any other means, including by reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Nothing in this Section 20 shall limit the Company’s ability to amend its Charter so long as the Company obtains the required stockholder votes required to amend such document and such amendment does not adversely affect Holder’s rights in a manner that is disproportionate relative to the rights of other holders of Shares of Applicable Stock.

21. SEVERABILITY. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

13.

22. RECOVERY OF LITIGATION COSTS. If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

23. ENTIRE AGREEMENT. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Remainder of page is Intentionally Blank]

14.

The Company has caused this Warrant to be duly executed and delivered as of the Date of Grant specified above.

ADAPTIVE INSIGHTS, INC.

By	/s/James Johnson
Name:	James Johnson
Title:	Chief Financial Officer

EXHIBIT A-1

NOTICE OF EXERCISE

To: ADAPTIVE INSIGHTS, INC., (the “Company”)

Re: Warrant dated [                    ], issued by the Company to SILVER LAKE WATERMAN FUND, L.P. (the “Warrant”)

1. The undersigned hereby:

☐	elects to purchase shares of Common Stock of the Company pursuant to the terms of the Warrant, and tenders herewith payment of the purchase price of such shares in full, or

☐	elects to exercise its net issuance rights pursuant to Section 3(b) of the Warrant with respect to Shares of Common Stock.

2. Please issue a certificate or certificates representing                  shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

(Date)

EXHIBIT A-2

NOTICE OF EXERCISE

To: ADAPTIVE INSIGHTS, INC. (the “Company”)

Re: Warrant dated [                    ], issued by the Company to SILVER LAKE WATERMAN FUND, L.P. (the “Warrant”)

1. Contingent upon and effective immediately prior to the closing (the “Closing”) of the Company’s public offering contemplated by the Registration Statement on Form S        , filed                , 20        , the undersigned hereby:

☐ elects to purchase                  shares of Common Stock of the Company (or such lesser number of shares as may be sold on behalf of the undersigned at the Closing) pursuant to the terms of the Warrant, or

☐ elects to exercise its net issuance rights pursuant to Section 3(b) of the Warrant with respect to                      Shares of Common Stock.

2. Please deliver to the custodian for the selling shareholders a stock certificate representing such                  shares.

3. The undersigned has instructed the custodian for the selling shareholders to deliver to the Company $                or, if less, the net proceeds due the undersigned from the sale of shares in the aforesaid public offering. If such net proceeds are less than the purchase price for such shares, the undersigned agrees to deliver the difference to the Company prior to the Closing.

(Signature)

(Date)

EXHIBIT B

CHARTER

AMENDMENT NO. 01

This AMENDMENT NO. 01 this (“Amendment 01”) is entered into as of March 6, 2018 by SILVER LAKE WATERMAN FUND, L.P., a Delaware limited partnership (“Holder”), and ADAPTIVE INSIGHTS, INC., a Delaware corporation (“Company”), with reference to the following:

RECITALS

WHEREAS, Company and Holder, previously entered into that certain Warrant dated as of June 2, 2017, (the “Warrant”; all initially capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Warrant); and

WHEREAS, Company and Holder wish to amend a definition in Warrant.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree to modify the Warrant and to perform such other covenants and conditions as follows:

1.    Section I. Definitions. The following definitions are deleted in their entirety and replaced with the following:

““(d)    Applicable Number of Shares” means 1,081,618.”

““(i)    Common Exercise Price” means $1.25.”

Except as expressly amended hereby, the Warrant remains unmodified and unchanged and ratified by Company as though fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment 01 as of the date above.

HOLDER:		COMPANY:

SILVER LAKE WATERMAN FUND, L.P.		ADAPTIVE INSIGHTS, INC.

By: Silver Lake Technology Associates Waterman,		By:	/s/ James Johnson
L.L.C, its General Partner		Name:	James Johnson
		Title:	Chief Financial Officer
By:	/s/ Shawn K. O’Neill
Name:	Shawn K. O’Neill
Title:	Managing Director